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Exhibit 10.21

PERFORMANCE VESTING SHARE AGREEMENT

        THIS PERFORMANCE VESTING SHARE AGREEMENT (this "Agreement") is made effective                                    (the "Grant Date"), by and between Digimarc Corporation, a Delaware corporation (the "Company") and                                    ("Executive"). In connection with his services as Executive Vice President, the Company desires to grant Executive a performance vesting share award of                        shares of the Company's common stock.

        1.    Grant of Performance Vesting Shares.    The Company hereby grants to Executive, as of the Grant Date, a performance vesting share award of                        shares of the Company's common stock (the "Shares") pursuant to the terms and conditions contained in this Agreement and the terms and conditions of the Company's Restated 1999 Stock Incentive Plan (the "1999 Plan"), subject to the vesting rules set forth in Section 2 below.

        2.    Vesting of the Shares.

          2.1    Performance Condition and Release Date.    Subject to the terms of this Agreement, if                        (the "Performance Condition"), then the Shares shall vest and no longer be subject to forfeiture on the date on which the Performance Condition is satisfied (the "Release Date"). All rights to performance vesting shares are contingent on Executive remaining continuously employed by the Company, or any parent or subsidiary of the Company, from the Grant Date through the Release Date.

          2.2    Termination Without Cause Prior to Release Date.    In the event of termination by the Company of Executive's employment without "Cause" (as defined below) prior to the earlier of the third anniversary of the Grant Date (the "Expiration Date") and the Release Date, the Shares shall be fully vested and the forfeiture restriction shall lapse as of the date of termination of employment by the Company.

          2.3    Termination Due to Death or Disability.    In the event of termination of Executive's employment due to Executive's death or "Disability" (as defined in the 1999 Plan) prior to the earlier of the Expiration Date and the Release Date, the Shares shall be fully vested and the forfeiture restriction shall lapse as of the date of Executive's death or Disability.

          2.4    Resignation for Good Reason Following a Change in Control.    In the event there is a "Change in Control" of the Company (as defined below) prior to the earlier of the Expiration Date and the Release Date and as a consequence of such Change in Control, Executive resigns for "Good Reason" (as defined below) prior to the earlier of the Expiration Date and the Release Date, the Shares shall be fully vested and the forfeiture restriction shall lapse as of the date of Executive's resignation for Good Reason.

          2.5    Termination for Other Reasons.    In the event that Executive's employment terminates prior to the earlier of the Expiration Date and the Release Date for any reason other than those specified in Sections 2.2, 2.3, and 2.4 above, including termination voluntarily by Executive or by the Company for Cause, the Shares shall immediately be forfeited by Executive without payment of any further consideration to Executive.

          2.6    Certain Definitions.

            (a)   "Cause." For purposes of this Section 2, "Cause" shall mean: (i) a willful act of embezzlement, fraud, or dishonesty by Executive, which is materially injurious to the Company; (ii) Executive's continued violation of his obligation to perform the duties and responsibilities normally required of an executive, which are willful or grossly negligent, after

    Executive has been given written notice from the Company's Board of Directors describing his violations and has failed to cure or commence to cure such violations within thirty (30) days; or (iii) Executive's conviction of, or plea of nolo contendere to, a felony which the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company's reputation or business.

            (b)   "Good Reason." For purposes of this Section 2, "Good Reason" shall mean a resignation by Executive of his employment with the Company, or any parent or subsidiary of the Company, as a result of any of the following:

                (i)  a meaningful and detrimental alteration of his position, his title, or the nature or status of his responsibilities (including his reporting responsibilities) from those in effect immediately prior to the Change in Control.

               (ii)  a reduction by the Company in Executive's annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

              (iii)  the relocation of the Company's office where Executive is employed as of the Change in Control to a location which is more than seventy-five (75) miles away from such office, or a requirement that Executive be based more than seventy-five (75) miles away from his Company office as of the Change in Control.

            (c)   "Change in Control." For purposes of this Section 2, "Change of Control" means the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, which a majority of the Company's Board of Directors who are not affiliated with the offeror do not recommend such stockholders accept.

        3.    Restriction on Transfer.    Executive shall not sell, transfer, pledge, hypothecate, or otherwise dispose of any Shares prior to the Release Date.

        4.    Escrow of Shares.    Promptly after the execution of this Agreement, the Company shall cause the transfer agent for the Company's common stock to make a book entry record, showing ownership for the Shares in the name of Executive subject to the terms and conditions of this Agreement. The Shares shall be issued from common stock reserved for issuance pursuant to the 1999 Plan as granted under such plan. Subject to the terms hereof, Executive shall have all rights of a shareholder with respect to the Shares while they are held in escrow, including without limitation the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time prior to the earlier of the Expiration Date and the Release Date, there is (a) any stock dividend, stock split, or other change in the Shares, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted, or additional securities to which Executive is entitled by reason of his ownership of the Shares shall be held on his behalf by the Company's transfer agent and included thereafter as "Shares" for purposes of this Agreement and the forfeiture restriction. A certificate for the Shares granted pursuant to this Agreement will be issued to Executive following the Release Date, or, at Executive's election, such Shares may be transferred in book-entry form to Executive's brokerage account (subject to any adjustment made therein to withhold Shares to pay taxes as provided in Section 5.2 below).

        5.    Tax Consequences.

          5.1    Section 83(b) Election.    Executive understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement. Executive understands that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code") taxes as ordinary income the fair market value of the Shares as of the date the Shares vest and the forfeiture restriction on the Shares lapses. Executive understands that he may elect to be taxed at the time the Shares are granted rather than when the Shares vest and the forfeiture restriction lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date. Executive understands that failure to file such an election in a timely manner may result in adverse tax consequences for Executive; provided, however, that if the election is timely filed with the IRS, Executive will be responsible for the income taxes due on the fair market value of the Shares determined as of the date of this Agreement. The tax payments to the IRS in connection with an 83(b) election cannot be recovered if the Shares later fail to vest and are forfeited. Executive further understands that an additional copy of such election form should be filed with his federal income tax return for the calendar year in which the Grant Date falls. Executive acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the grant of the Shares hereunder and does not purport to be complete. Executive further acknowledges that the Company has directed Executive to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state, or foreign country in which Executive may reside, and the tax consequences of Executive's death. Executive agrees that he will execute and deliver to the Company with this executed Agreement a copy of the Section 83(b) Election set forth on the attached Exhibit A if Executive desires to make such an election within thirty days from the date of this Agreement.

          5.2    Withholding.    The Company shall be required to withhold the amount of taxes required to satisfy any applicable federal, state, and local tax withholding obligations arising from either (a) Executive's Section 83(b) election, or (b) the lapse of restrictions on the Shares. Executive shall satisfy any such tax obligation in cash or by directing the Company to withhold from the Shares issued to Executive as a result of the lapse of the restrictions on the Shares the number of whole shares of the Company's common stock required to satisfy such tax obligation, the number to be determined by the fair market value of the Shares on the date of the lapse of the restrictions on the Shares. If Executive elects to withhold shares of the Company's common stock to satisfy any such tax obligation, Executive shall pay in cash any obligation that remains after the application of whole shares that is less than the value of a whole share. It is understood that if Executive makes an 83(b) election (which can only be made within thirty days from the date of this Agreement), Executive cannot satisfy the tax obligation by directing the Company to withhold from the Shares since none of the Shares will be vested at the time of such election.

        6.    Representations by Executive.    Executive represents that the Shares are being acquired for investment and that Executive has no present intention to transfer, sell, or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions, and conditions of this Agreement.

        7.    General Provisions.

          7.1   This Agreement and the 1999 Plan represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.

          7.2   Subject to the limitations contained in this Agreement, all terms and conditions of the 1999 Plan are incorporated in this Agreement and made part of this Agreement as if stated herein.

          7.3   Neither this Agreement nor the issuance of any of the Shares shall confer on Executive any right with respect to continuance of employment or other service with the Company, or any parent or subsidiary of the Company, nor shall they interfere in any way with any right the Company, or any parent or subsidiary of the Company, would otherwise have to terminate or modify the terms of Executive's employment or other service at any time.

          7.4   This Agreement shall be governed by the laws of the State of Oregon without reference to its conflicts of law principles.

          7.5   No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

          7.6   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        The parties have duly executed this Agreement effective as of the date first set forth above.

The Company:

DIGIMARC CORPORATION

By:
Name:
Title:	Secretary

Executive:

Name:

EXHIBIT A

SECTION 83(b) ELECTION

        The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer's gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with taxpayer's receipt of the property described below:

        1.     The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

Name of Taxpayer:
Name of Spouse:
Address:

Identification No. of Taxpayer:
Identification No. of Spouse:
Taxable Year:

        2.     The property with respect to which the election is made is described as follows:

                          shares of the Common Stock (the "Shares") of Digimarc Corporation, a Delaware corporation (the "Company").

        3.     The date on which the property was transferred is:                        , 20    .

        4.     The property is subject to the following restrictions:

  The Shares will be forfeited to the Company for no consideration if the performance vesting condition is not met or taxpayer's employment terminates under certain circumstances before                        , 20    .

        5.     The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $                  .

        6.     The amount (if any) paid for such property is: $0.00.

        The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property. The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Date
Taxpayer Name:

Date
Spouse Name:

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  Exhibit 10.21
PERFORMANCE VESTING SHARE AGREEMENT
EXHIBIT A SECTION 83(b) ELECTION